Exhibit 10.2

Form of Agreement for Initial Restricted Stock Unit Award

to Non-Employee Directors under the Company’s 2002 Stock

Incentive Plan (four-year vesting)

RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Number of Units	Final Vesting Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. No Shareholder Rights. Except as provided in Section 8, the Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

2. Vesting. Subject to the terms and conditions of this Award, 25% of the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, on each of the first, second, third and fourth anniversaries of the Award Date if Participant continues to serve on the Board of Directors of the Company until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the Restricted Stock Units shall become immediately and unconditionally vested, and the restrictions with respect to all of the Restricted Stock Units shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Forfeiture of Restricted Stock Units. If Participant departs from the Board of Directors of the Company for any reason, then all unvested Restricted Stock Units hereunder shall immediately terminate.

5. Conversion of Restricted Stock Units; Issuance of Common Stock. On or as soon as administratively practical following the date Participant ceases to be a member of the Board of Directors of the Company for any reason, the Company shall deliver to Participant a number of shares of Common Stock in book-entry form equal to the number of whole Restricted Stock Units subject to this Award that have vested pursuant to Section 2 or 3. The value of any fractional Restricted Stock Unit shall be paid in cash at the time shares of Common Stock are delivered to Participant in payment of the Restricted Stock Units.

6. Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant.

7. Adjustments to Restricted Stock Units. The Restricted Stock Units shall be subject to adjustment as provided for in Section 7(c) of the Plan.

8. Dividend Equivalent Rights. With respect to any Restricted Stock Units that have become vested pursuant to Section 2 or 3, as of any date the Company pays an ordinary cash dividend on its Common Stock, the Company shall pay Participant an amount equal to the per share cash dividend paid by the Company on its Common Stock on such date multiplied by the number of vested Restricted Stock Units subject to this Award as of the related dividend payment record date. No such payment shall be made with respect to any Restricted Stock Units which, as of such record date, are unvested or have been paid pursuant to Section 5.

9. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets.

Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Restricted Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Restricted Stock Units, as and when payable hereunder.

10. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company shall not be required to deliver any shares of Common Stock subject to the Restricted Stock Units until the requirements of any Federal securities laws, any applicable tax withholding or other applicable law as may be determined by the Company to be applicable have been and continue to be satisfied.

(c) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(d) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).